Exhibit 99.2

NEWS RELEASE

Visteon Completes First and Largest Phase of Divestiture of Automotive Interiors Business to Affiliate of Cerberus Capital Management

Transaction supports Visteon’s focus on core growth automotive businesses: cockpit electronics and thermal energy management

VAN BUREN TOWNSHIP, Mich., Nov. 3, 2014 – Visteon Corporation (NYSE: VC) has completed the first and largest phase of the sale of its remaining automotive interiors business to Reydel Automotive Holdings B.V., an affiliate of Cerberus Capital Management, L.P.

Visteon on May 2 announced an agreement to divest the majority of its interiors business to Reydel Automotive, supporting Visteon’s focus on its core automotive cockpit electronics and thermal energy management businesses. The initial transaction that was completed Nov. 1 is the largest in a series of transaction closings with Reydel Automotive that are expected to continue through the end of the first quarter of 2015, with timing dependent on local government approvals. Terms of the sale are consistent with those announced by Visteon in May.

The operations being sold supply global vehicle manufacturers with products including cockpit modules, instrument panels, door panels, floor consoles and custom products, and in the aggregate had revenues of approximately $1 billion in 2013. They encompass 17 manufacturing facilities, six just-in-time assembly plants and eight engineering centers in Europe, Asia and South America. Certain other interiors employees and assets are also transferring. In total, about 5,000 manufacturing, engineering and administrative employees are part of the interiors business involved in the transaction.

“We are pleased to have substantially completed the sale of the majority of our interiors business to a well-capitalized, operationally focused investment firm where it should be an outstanding fit with growth potential,” said Visteon President and CEO Timothy D. Leuliette. “We have worked with Reydel Automotive to develop a detailed transition process including service agreements to ensure that interiors customers are fully supported.”

About Visteon

Visteon is a global automotive supplier delivering value for vehicle manufacturers and shareholders through two high-growth core businesses: automotive cockpit electronics and thermal management. Visteon owns 70 percent of Halla Visteon Climate Control Corp., the world’s second largest provider of vehicle thermal management solutions. Visteon designs, engineers and manufactures innovative components and systems for virtually every vehicle manufacturer worldwide. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; Visteon has facilities in 31 countries and employs about 29,000 people as of Sept. 30, 2014. Visteon had sales of $7.4 billion in 2013. Learn more at www.visteon.com.

About Cerberus Capital Management, L.P.

Established in 1992, Cerberus Capital Management, L.P. is one of the world’s leading private investment firms. Cerberus has more than US $25 billion under management invested in four primary strategies: distressed securities and assets; control and non-control private equity; commercial mid-market lending and real estate-related investments. From its headquarters in New York City and large network of affiliate and advisory offices in the U.S., Europe and Asia, Cerberus has the on-the-ground presence to invest in multiple sectors, through multiple investment strategies in countries around the world.

Contact:

Media:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investors:

Bob Krakowiak

734-710-5793

bkrakowi@visteon.com

For Cerberus:

Media:

Peter Duda

212-445-8213

pduda@webershandwick.com

John Dillard

212-445-8052

jdillard@webershandwick.com

Cerberus Media Line

212-891-1558